UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2011

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On May 2, 2011, Republic Airways Holdings Inc. (the “Company”) announced its results of operations for the quarter ended March 31, 2011. A copy of the Company's press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits .

(d)    Exhibits.

99.1    Press Release of Republic Airways Holdings Inc. issued on May 2, 2011, relating to its first quarter 2011 results.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By: /s/ Timothy P. Dooley
Name: Timothy P. Dooley
Title: Senior Vice President
and Chief Financial Officer

Dated: May 2, 2011

EXHIBIT INDEX
Exhibit Number                    Description
99.1    Press Release of Republic Airways Holdings Inc. issued on May 2, 2011, relating to its first quarter 2011 results.

For Immediate Release:

Contact: Margaret Miller
Republic Airways Holdings
Tel. (317) 246-2628

Republic Airways Holdings Announces First Quarter 2011 Financial Results
-Frontier reports 13.9% increase in total unit revenues

Indianapolis, Indiana, (May 2, 2011) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) reported the following key financial results for the first quarter of 2011 compared to 2010:

	March 31,
(unaudited)	2011	2010	% Change

Total operating revenues (millions)	$659.1	$608.7	8.3%
Frontier TRASM (cents)	10.85	9.53	13.9%
Operating loss (millions)	$(0.6)	$(20.0)	(97)%
Operating margin	(0.1)%	(3.3)%	3.2	pts

EBITDAR (millions)	$110.8	$92.5	19.8%
EBITDAR margin	16.8%	15.2%	1.6	pts

Operating revenues of $659.1 million for the quarter ended March 31, 2011, increased 8.3%, compared to $608.7 million for the same period last year.  The increase in revenues is primarily due to a 13.9% increase in Frontier's unit revenues. On a GAAP basis, the Company reported a net loss of $22.4 million, or $0.46 per diluted share, for the quarter ended March 31, 2011, compared to $36.5 million net loss, or $1.06 per diluted share, for the same period last year.

The Company is also reporting an ex-item net loss of $18.6 million, or $0.39 per diluted share, compared to an ex-item net loss of $16.4 million, or $0.48 per diluted share, for the three month periods ended March 31, 2011 and 2010, respectively. The loss per share for the quarter ended March 31, 2011 includes the effect of the Company's November 2010 equity offering of 13.8 million shares.

The following tables present the reconciliation of pre-tax earnings and losses on a GAAP basis to the reported ex-item pre-tax results for the periods ended March 31, 2011 and 2010:

	March 31, 2011
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP pre-tax income (loss)	$17.6	$(55.2)	$1.7	$(35.9)	$(22.4)
Adjustments:
Integration and aircraft return expenses	—	2.0	—	2.0	1.3
Severe storm impact	2.0	2.0	—	4.0	2.5
Ex-item pre-tax income (loss)	$19.6	$(51.2)	$1.7	$(29.9)	$(18.6)

	March 31, 2010
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP pre-tax income (loss)	$14.3	$(70.4)	$(2.3)	$(58.4)	$(36.5)
Adjustments:
Other impairment charges	—	11.5	—	11.5	7.2
Integration and aircraft return expenses	2.0	11.1	—	13.1	8.2
Severe storm impact	2.0	5.5	—	7.5	4.7
Ex-item pre-tax income (loss)	$18.3	$(42.3)	$(2.3)	$(26.3)	$(16.4)

First Quarter 2011 Highlights

Fixed-fee Segment
Excluding fuel reimbursement from our partners, fixed-fee service revenues were flat compared to the prior year's first quarter. Income before taxes on the fixed-fee operations improved 23.1% to $17.6 million for the quarter compared to a pre-tax income of $14.3 million for the first quarter of 2010, which included $2.0 million of CRJ aircraft return costs. Cost per ASM (CASM), including interest expense but excluding fuel increased 0.9% to 8.14¢ for the first quarter of 2011, from 8.07¢ for the same quarter of 2010.

Branded Segment
The Company's branded business segment includes all operations marketed as Frontier Airlines. Total revenues on Frontier increased 12.2% to $395.4 million for the quarter, compared to $352.3 million for the same period in 2010. Capacity on Frontier, as measured by ASMs, was down 1.4% year over year for the first quarter. Load factor was 78.7% for the quarter, up 3.0 points from the first quarter of 2010 and total revenue per ASM (TRASM) was 10.85¢, up 13.9% from the same quarter in 2010. For the quarter ended, March 31, 2011, Frontier posted a pre-tax loss of $55.2 million compared to a pre-tax loss of $70.4 million for the quarter ended March 31, 2010.

The unit cost for Frontier, excluding fuel, was 7.77¢ for the quarter, a 5.2% increase from 7.38¢ (excluding impairments) for the same metric for the first quarter of 2010. The unit cost increase was due mainly to higher engine restoration and heavy maintenance on the Airbus fleet and higher advertising costs.

Fuel costs for Frontier were $158.7 million for the quarter. The fuel cost per gallon, including into-plane taxes and fees, increased 23.7% to $2.92 for the first quarter of 2011 compared to $2.36 for the prior year's first quarter. The increase in price resulted in $30.5 million additional fuel expense in the first quarter of 2011, as compared to first quarter 2010. The first quarter 2011 result includes unrealized fuel hedge gains of $8.7 million, or $0.16 per gallon. The first quarter 2010 result includes fuel hedge losses of $1.6 million, or $0.03 per gallon.

Other Segment
The Company's “other” business segment includes revenues from aircraft subleases, license fees on slots at DCA airport and expenses associated with those activities, as well as any unassigned aircraft expenses. The Company reported pre-tax income of $1.7 million in the first quarter compared to a pre-tax loss of $2.3 million for the first quarter of 2010 as idle aircraft were placed back into service during 2010.

Fleet
The operational fleet increased from December 31, 2010 by five aircraft to 280 aircraft as of March 31, 2011. The Company took delivery of two A320 aircraft and placed three A319 aircraft into service during the quarter.

Balance Sheet and Liquidity
The Company's cash balance increased $37.0 million to $467.3 million as of March 31, 2011 compared to December 31, 2010. Restricted cash increased $86.8 million, to $225.9 from December 31, 2010 due to the seasonality of Frontier's bookings. The restricted cash balance compared to March 31, 2010 was $13.5 million lower due to the reduction in the Frontier's credit card holdback from 100% to 95%. The Company's unrestricted cash balance decreased $49.8 million, to $241.4 million, from December 31, 2010.

Net cash provided by operating activities was $7.7 million. Net cash used in investing activities was $19.9 million. During the quarter, the Company made payments on debt of $51.4 million, and received proceeds of $13.8 million for advanced mileage purchases.

The Company's debt decreased to $2.55 billion as of March 31, 2011 compared to $2.58 billion at December 31, 2010. As of March 31, 2011, approximately 85% of the total debt is fixed-rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.16 billion as of March 31, 2011, which was essentially unchanged since December 31, 2010.

Recent Business Developments
On April 28, 2011, the Company announced it has amended its capacity purchase agreement with Delta Air Lines to provide for the addition of six dual-class E170 aircraft. This amendment follows a previously announced amendment in January 2011 in which Delta added eight E170 aircraft to its capacity purchase agreement with the Company. All 14 E170s are transitioning from Frontier operations and are expected to be operating for Delta by October 1, 2011.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 132 cities in 44 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under one of the following airline partner brands: AmericanConnection, Continental Express, Delta Connection, United Express, or US Airways Express. As of the date of this release, the airlines employ approximately 10,500 aviation professionals and operate 280 aircraft. For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its first quarter tomorrow morning at 10:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings' website at www.rjet.com. For those wishing to participate, please call 800-920-8624, and for international calls please dial 617-597-5430; the password is 98803394.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. (the “Company”) may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share amounts)
(Unaudited)

Financial Highlights	Three Months Ended March 31,
	2011	2010	Change
OPERATING REVENUES
Fixed-fee service	$258.8	$251.0	3.1%
Passenger service	377.6	336.5	12.2%
Cargo and other	22.7	21.2	7.1%
Total operating revenues	659.1	608.7	8.3%

OPERATING EXPENSES
Wages and benefits	139.7	139.1	0.4%
Aircraft fuel	180.8	144.1	25.5%
Landing fees and airport rents	42.5	39.0	9.0%
Aircraft and engine rent	60.1	60.8	(1.2)%
Maintenance and repair	70.1	57.9	21.1%
Insurance and taxes	10.4	10.8	(3.7)%
Depreciation and amortization	51.1	51.5	(0.8)%
Promotion and sales	38.7	32.5	19.1%
Other impairment charges	—	11.5	(100)%
Other	66.3	81.5	(18.7)%
Total operating expenses	659.7	628.7	4.9%
OPERATING INCOME (LOSS)	(0.6)	(20.0)	(97)%

OTHER INCOME (EXPENSE)
Interest expense	(35.5)	(38.6)	(8.0)%
Other - net	0.2	0.2	—%
Total other expense	(35.3)	(38.4)	(8.1)%

INCOME (LOSS) BEFORE INCOME TAXES	(35.9)	(58.4)	(38.5)%

INCOME TAX EXPENSE (BENEFIT)	(13.5)	(21.9)	(38.4)%

NET INCOME (LOSS) OF THE COMPANY	$(22.4)	$(36.5)	(38.6)%
PER SHARE, BASIC	$(0.46)	$(1.06)	(56.6)%
PER SHARE, DILUTED	$(0.46)	$(1.06)	(56.6)%
Weighted Average Common Shares
Basic	48.2	34.3	40.5%
Diluted	48.2	34.3	40.5%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended March 31,
Operating Highlights – Fixed-fee	2011	2010	Change
Fixed-fee service revenues, excluding fuel (millions) [1]	$236.7	$236.4	0.1%
Passengers carried	3,749,929	3,818,256	(1.8)%
Revenue passenger miles (thousands)	1,824,786	1,964,567	(7.1)%
Available seat miles (thousands)	2,692,411	2,752,213	(2.2)%
Passenger load factor	67.8%	71.4%	-3.6	pts
Total cost per available seat mile, including interest expense (cents) [2]	8.96	8.60	4.2%
Operating cost per available seat mile, including interest and excluding fuel expense (cents) [2]	8.14	8.07	0.9%
Operating aircraft at period end:				%
37-50 seats	65	63	3.2%
70-86 seats	112	112	—
Block hours	145,590	143,915	1.2%
Departures	84,804	82,399	2.9%
Average daily utilization of each scheduled aircraft (hours)	9.9	9.6	3.1%
Average stage length	475	498	(4.6)%
Average seat density	67	67	—

Operating Highlights – Branded
Total revenues (millions)	$395.4	$352.3	12.2%
Passengers carried	3,245,040	3,211,375	1.0%
Revenue passenger miles (thousands)	2,867,915	2,799,513	2.4%
Available seat miles (thousands)	3,644,100	3,696,696	(1.4)%
Passenger load factor	78.7%	75.7%	3.0	pts
Total revenue per available seat mile (cents)	10.85	9.53	13.9%
Passenger revenue per ASM (cents)	10.36	9.10	13.8%
Total cost per available seat mile (cents) [3,4]	12.12	11.19	8.3%
Fuel cost per available seat mile (cents) [3]	4.35	3.50	24.3%
Operating cost per available seat mile, excluding fuel expense (cents) [4]	7.77	7.38	5.2%
Gallons consumed	54,408,497	54,896,351	(0.9)%
Average cost per gallon [3]	$2.92	$2.36	23.7%
Operating aircraft at period end:				%
37-50 seats	13	11	18.2%
70-99 seats	35	39	(10.3)%
120+ seats	55	52	5.8%
Block hours	89,350	96,059	(7.0)%
Departures	41,839	45,341	(7.7)%
Average daily utilization of each scheduled aircraft (hours)	10.9	11.1	(1.8)%
Average stage length	848	830	2.2%
Average seat density	103	98	5.1%

1 Fixed fee service revenues exclude cargo and other revenues.
2 Costs (in all periods) include operating and interest expenses and exclude impairments and other expenses not attributable to the fixed-fee segment.
3 Includes mark-to-market fuel hedge benefit of $8.7 million and expense of $1.6 million for the three months ended March 31, 2011 and 2010, respectively.
4 Costs (in all periods) include operating expenses and exclude impairments and other expenses not attributable to the branded segment.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items.

Non-GAAP Reconciliation of Net Loss to EBITDAR
	March 31,
	2011	2010	% Change
Net loss	$(22.4)	$(36.5)	(38.6)%
Add back:
Interest expense	35.5	38.6	(8.0)%
Provision for income taxes	(13.5)	(21.9)	(38.4)%
Depreciation and amortization	51.1	51.5	(0.8)%
Aircraft Rents	60.1	60.8	(1.2)%
EBITDAR	$110.8	$92.5	19.8%